ION NETWORKS ANNOUNCES FISCAL FIRST QUARTER FINANCIAL RESULTS

PISCATAWAY, NJ - July 31, 2002 - ION Networks Incorporated (NASDAQ: IONN), a leading provider of security and management solutions that protect critical infrastructure from internal and external security threats, today announced its financial results for its fiscal first quarter ended June 30, 2002. The Company reported revenue for the quarter of $960,000. This compares to revenue of $2.1 million in the previous quarter and $1.9 million for the first quarter of the previous fiscal year. Company management cited a lengthening of its sales cycle due to the impact of continued economic pressure on capital spending and IT spending as a reason for the drop in revenue.

Kam Saifi, ION's President and CEO, commented on the first quarter, "We continue to expand our presence in verticals such as financial services, healthcare, utilities, and government agencies. The prolonged economic pressures have temporarily impacted our sales cycle, but not our progress. As corporations develop more confidence in their earnings prospects, we anticipate IT spending to increase, resulting in shortened sales cycles." Mr. Saifi continued, "We have developed a focused marketing effort and process intended to maximize sales opportunities. Worldwide security concerns, especially in light of terrorist alerts, have made corporations and services aware of their technological vulnerability. Growing interest in our products and services has been highly reassuring."

ION incurred a cash loss for the first quarter, defined as after tax earnings before depreciation and amortization charges, of $1.8 million compared to a comparable loss of $0.8 million in the prior quarter and $1.5 million in the same period of the previous fiscal year. The net loss was $2.1 million, or $0.09 per share, for the fiscal first quarter, an increase of $0.9 million over the prior quarter level of $1.2 million, or $0.06 per share, and an increase of $0.1 million as compared to $2.0 million or $0.11 per share for the same period of the prior year. Gross margins increased to 63 percent in the first quarter as compared to 54 percent during the prior fiscal quarter and 56 percent during the same period of the prior year.

Mr. Saifi added, "The coordinated effort of our current team will help ensure that ION maximizes its exposure to and penetration of target markets, while maintaining operational efficiencies. Everyone at our company is primed and committed to achieve our mission of becoming the leading infrastructure security company, worldwide. The market is increasingly recognizing the necessity of securing technological assets from security breaches. Inadequate security measures could result in damages beyond monetary measure. Given our results for the first half of calendar 2002 and the continued difficult economic environment in which we are operating, we no longer expect to achieve $12 million in revenue for the current calendar year. Because of the continued uncertainty of the market, it is difficult to provide revenue guidance at this time. Our sales pipeline is healthy and continues to grow despite the difficult economic environment. We are evaluating various alternatives for raising additional capital and we believe that we are taking all necessary steps to reduce costs and improve margins, enabling us to reach profitability as quickly as possible. Based on our plan, we expect to reach profitability by the end of the second quarter of 2003."

Conference Call

ION Networks will host a conference call at 5 p.m. (EDT) today, Wednesday, July 31, to discuss the Company's operating performance for its fiscal first quarter. To participate in the conference call, dial 212-896-6038. A replay will be available approximately one hour after the completion of the call until 7:00 p.m. (EDT) on August 7, 2002 by dialing 402-977-9140 and providing the following pass code: 20761355.

The conference call will also be available on the Internet through www.ion-networks.com
--------------------

About ION Networks

ION Networks, Inc. is a leading provider of infrastructure security and management solutions. The ION Secure suite helps customers protect critical infrastructure and maximize operational efficiency while lowering operational costs. ION Networks' customers include AT&T, Bank of America, British Telecom, Citigroup, Entergy, Fortis Bank, Oracle, Qwest, SBC, Sprint and the U.S. Government. Headquartered in Piscataway, New Jersey, the Company has installed tens of thousands of its products worldwide from its sales and operations facilities in the United States, Livingston, Scotland and Antwerp, Belgium, and its distribution channels on four continents.

ION Networks(TM) and ION Secure(TM) are trademarks of ION Networks, Incorporated. All other trademarks and registered trademarks in this document are the properties of their respective owners.

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties. The factors that could cause actual future results to differ materially from the forward-looking statements include the following: fluctuations in customer demand; fluctuations in spending on technology generally and security solutions in particular; sufficiency of operating capital; general economic conditions (both domestic and abroad); the rapid technological change which characterizes the Company's markets, the risks associated with competition; the risks associated with the expansion of the Company's distribution channels; the risk of new product introductions and customer acceptance of new products; the risks associated with international sales as the Company expands its markets; and the ability of the Company to compete successfully in the future, as well as other risks identified in the Company's Securities and Exchange Commission Filings, including but not limited to those appearing within the Company's most recent Form 10-KSB and amendments thereto, filed with the Securities and Exchange Commission on July 10, 2002.

                             Financial Tables Follow

                       ION Networks, Inc. and Subsidiaries
                           Consolidated Balance Sheet
                                   (Unaudited)

                       Assets

                                                              30-Jun-02           31-Mar-02
                                                        -------------------   -----------------
Current Assets
Cash & Cash Equivalents                                     $ 2,472,024          $ 4,050,657
Accounts Receivable                                             823,262            1,521,230
Other Receivables                                                12,900                    -
Inventory                                                     1,534,983            1,024,126
Prepaid & Other Current                                         185,961              492,609
Related Party Notes Receivable                                   83,657               83,657
                                                        -------------------   -----------------
Total Current Assets                                        $ 5,112,787          $ 7,172,279

Restricted Cash                                                 125,700              125,700
PP&E                                                            672,070              796,625
Capitalized Software                                            889,674              908,464
Security Deposits/Other                                          64,968                6,653
                                                        -------------------   -----------------
Total Assets                                                $ 6,865,199          $ 9,009,721
                                                        ===================   =================

         Liabilities & Stockholders' Equity

Current Liabilities
Current Portion Capital Leases                               $   74,426           $   74,426
Current Portion Long Term Debt                                   12,238               33,444
Accounts Payable                                                839,372              917,846
Accrued Expenses                                                362,186              373,766
Accrued Payroll & Related Liabilities                           366,218              353,590
Deferred Income                                                 137,625              115,927
Sales Tax Payable                                               137,570              188,435
Other Current Liabilities                                        84,245               73,923
                                                        -------------------   -----------------
Total Current Liabilities                                   $ 2,013,880          $ 2,131,357

Long Term Portion Capital Leases                                126,869              146,540
Long Term Debt                                                    5,241                4,597
                                                        -------------------   -----------------
Total Liabilities                                           $ 2,145,990          $ 2,282,494
Stockholders' Equity                                          4,719,209            6,727,227
                                                        -------------------   -----------------
Total Liabilities & Stockholders' Equity                    $ 6,865,199          $ 9,009,721
                                                        ===================   =================

                       ION Networks, Inc. and Subsidiaries
                      Consolidated Statements of Operations
                                   (Unaudited)

                                                                              Three Months
                                                                                June 30
                                                                          2002              2001
                                                                      ------------     --------------
Net Sales                                                                $960,132         $1,933,442

Cost of Sales                                                             356,505            857,600
                                                                      ------------     --------------

Gross Margin                                                              603,627          1,075,842

Research and development expenses                                         235,309            479,784
Selling, general and administrative expenses                            2,136,968          2,155,114
Depreciation & Amortization                                               281,971            471,276
                                                                      ------------     --------------

(Loss)  from operations                                                (2,050,621)        (2,030,332)

Interest income                                                             9,534             47,532
Interest (expense)                                                         (5,246)            (9,116)
                                                                      ------------     --------------


(Loss)  before income tax expense                                      (2,046,333)        (1,991,916)
Income tax expense                                                          5,301                  0
                                                                      ------------     --------------


Net (loss)                                                            $(2,051,634)     $  (1,991,916)
                                                                      ============     ==============

Net (loss) per share:
Basic                                                                      ($0.09)            ($0.11)
Diluted                                                                    ($0.09)            ($0.11)

  Weighted average number of common shares outstanding:

Basic                                                                  22,600,501         18,203,301
Diluted                                                                22,600,501         18,203,301